Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Interlink Electronics, Inc.

Camarillo, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112034) and Form S-8 (Nos. 033-93066, 333-39371, 333-53870, 333-107174, 333-117831 and 333-127763) of Interlink Electronics, Inc. of our report dated March 26, 2008 , relating to the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 26, 2008 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ Singer Lewak Greenbaum and Goldstein, LLP
Los Angeles, California
March 28, 2008